FOREIGN CUSTODY MANAGER AGREEMENT

SCHEDULE II

Europe 1.25x Strategy Fund

NASDAQ-100® Fund

Multi-Hedge Strategies Fund

Japan 2x Strategy Fund

Managed Commodities Strategy Fund

Event Driven and Distressed Strategies Fund

Emerging Markets 2x Strategy Fund

Inverse Emerging Markets 2x Strategy Fund

Global Managed Futures Strategy Fund

Emerging Markets Bond Strategy Fund

Additions noted in bold